Exhibit 10.1  Agreement and Plan of Exchange by and Between GenoMed, Inc. and
              Genomic Medicine, LLC and its sole owner

AGREEMENT AND PLAN OF EXCHANGE

BY AND BETWEEN

GENOMED, INC.

And

GENOMIC MEDICINE, LLC.

AND

ITS SOLE OWNER

Dated: November 9, 2001

Table of Contents
1. Delivery of Shares of the Company                                 1
2. Consideration for Transfer of Shares                              1
3. Miscellaneous Provisions Relating to Delivery of GMED Stock       1
4. Access to Books and Records                                       1
5. Closing                                                           2
6. Representations and Warranties of the Owner                       2
         a. Organization and Standing                                2
         b. Subsidiaries, Etc.                                       2
         c. Capital Stock                                            2
         d. Indebtedness                                             2
         e. Financial Statements                                     2
         f. Contracts and Other Commitments                          3
         g. Intellectual Property                                    3
         h. Assets                                                   3
         i. Insurance                                                4
         j. Employees                                                4
         k. Employee Benefit Plans                                   4
         l. ERISA                                                    4
         m. Litigation                                               5
         n. Accounts Receivable                                      5
         o. Inventories                                              5
         p. Purchase Commitments and Outstanding Bids                5
         q. Real Estate                                              6
         r. Changes, Dividends, Etc.                                 6
         s. Tax Returns and Liabilities                              6
         t. Breaches of Contracts, Etc.                              6
         u. Title to Company Stock                                   7
         v. Conflict of Interests                                    7
         w. Disclosures                                              7
7. Representations and Warranties of GENOMED, INC                    7
         a. Organization and Standing                                7
         b. Capital Stock                                            7
         c. Validity of Shares                                       8
         d. Changes, Dividends, Etc.                                 8
         e. Authorization of Agreement                               8
         f. No Violation of Law, Etc.                                8
         g. Financial Statements                                     8
         h. Material Changes                                         8
         i. First Stage Working Capital                              8
8. Conditions & Obligations of Company and Owner                     8
9. Conditions & Obligations of GenoMed, Inc.                        10

10. Certain Covenants Prior to Closing                              11
11. Survival of Representations and Warranties; Indemnification     12
         a. Survival                                                12
         b. Indemnification by Company and Owner                    12
         c. Indemnification by GMED                                 13
         d. Procedure for Indemnification                           13
         e. After -Tax Basis                                        13
12. Investment Representation                                       14
13. Further Assurances                                              15
14. Expenses                                                        15
15. Employees of the Company                                        15
16. Directors                                                       15
17. Other Matters                                                   16
         a. Other Agreements                                        16
         b. Amendment                                               16
         c. Notices                                                 16
         d. Specific Performance                                    16
         e. Assignment                                              16
         f. Paragraphs and Other Headings                           16
         g. Choice of Law                                           16
         h. No Waiver                                               16
         i. Severability                                            17
         j. Public Releases                                         17
         k. Counterparts                                            17
Exhibit "A"                                                         18
Exhibit "B"                                                         19
Exhibit "C"                                                         20
Exhibit "D"                                                         21
Exhibit "E"                                                         23
Exhibit "F"                                                         24
Exhibit "G"                                                         25
Exhibit "H"                                                         26
Exhibit "I"                                                         27
Exhibit "J"                                                         28
Exhibit "K"                                                         29
Exhibit "L"                                                         30
Exhibit "M"                                                         31

AGREEMENT AND PLAN OF EXCHANGE

     AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated as of November 9,
2001, between GenoMed, Inc., a Florida Corporation ("GMED") and Genomic
Medicine, LLC a Delaware limited liability company (the "Company") and the sole owner of the Company, As listed in Exhibit A attached hereto and by this reference made a part hereof ("Owner").

Witnessed:

     WHEREAS, the Owner represents that he is the legal and beneficial owner of all of the outstanding ownership interests in the Company; and

     WHEREAS, Owner desires to exchange one hundred percent (100%) of the ownership interests in the Company for shares of Common Stock of GMED and GMED desires to effect such exchange and purchase, all on the terms and condition as hereinafter set forth in such a manner that the exchange will constitute a tax-free reorganization pursuant to the provisions of Section 368(1)(8) of the
Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, in consideration of the promises and the mutual agreements and undertakings hereinafter set forth, the parties do hereby adopt his
Agreement as a plan of reorganization, and, in order to consummate said plan, do hereby agree as follows:

1. Delivery of Ownership Interests of the Company. The Owner agrees to transfer and deliver to GMED, and GMED agrees to acquire one hundred percent (100%) of the ownership interests in the Company from the Owner as set forth in Exhibit
"B" attached hereto and by this reference made a part hereof.

2. Consideration for Transfer of Shares. GMED agrees to issue fifty million
(50,000,000) shares of GMED common stock to Owner, and arrange funding of
Company in accordance with Exhibit "c" attached hereto. Upon the terms and subject to the representations and conditions set forth in this Agreement, GMED agrees to issue said shares upon finalization of this Agreement and deliver said shares to the Owner based upon timeframes outlined in Exhibit "B" attached hereto.

In addition, one hundred million (100,000,000) shares of GMED common stock shall be available to Company and Owner for a period of five (5) years from the date of this Agreement through a performance based contingent stock issuance. Said shares shall be available to be issued to the Owner based upon the terms, conditions and achievements set forth in Exhibit "D" attached hereto.

3. Miscellaneous Provisions Relating to Delivery of GMED's Common Stock. No
fractional shares of Common Stock of GMED will be delivered and the number of shares to be issued to the Owner will be rounded up to the nearest whole share if the Owner are entitled to receive one-half or more of a share and rounded down to the nearest whole share if the Owner are entitled to receive less than one-half of a share.

4. Access to Books and Records. Except as hereinafter provided, GMED and its officers, employees and agents, shall have full access at all reasonable times from and after the date hereof to the plants, facilities, books and records of the Company and the Company shall cooperate fully with GMED to the end that it may become familiar with the properties and business of the Company. GMED agrees to treat any information which is disclosed to GMED by the Company and is proprietary or confidential to the Company, as confidential information, and in the event the Closing, as defined in Section 5 of this Agreement, does not take place, all documents will be returned to the Company and GMED will not make or retain copies of any documents or make use of any confidential information disclosed to it in the conduct of its business.

5. Closing. The Closing of the exchange provided for herein will take place at
GMED's office at 1819 Main Street, Suite 602, Sarasota, Florida 34236 on
November 9, 2001, such date being herein referred to as the "Closing Date". At the Closing, the Owner shall arrange to deliver to GMED all assignments, and other instruments which may be necessary, desirable, or appropriate in order to transfer to GMED all of the outstanding ownership interests in the Company, all in form and substance reasonably satisfactory to counsel for GMED. At such
Closing, GMED shall deliver to the Company certified documents evidencing the shares of Common Stock of GMED to be delivered to the Owner pursuant to
Paragraph 2 hereof, together with such other instruments which may be necessary, desirable, or appropriate to accomplish such transfers, all in form and substance satisfactory to the Owner.

6. Representations and Warranties of the Owner. The Owner represents and warrants to and agrees with GMED as follows:

     a. Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the
     State of Delaware, with full limited liability company power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business. The Company also delivered to GMED a copy of its
     Articles of Formation and all amendments thereto, certified by the
     Secretary of State of Delaware, and a copy of its Limited Liability
     Agreement as amended, certified by its Owner, which documents are complete and correct as of the date of this Agreement.

     b. Subsidiaries, Etc.  The Company has no subsidiaries and is not party to any partnership, joint venture or similar agreement, except as disclosed in the schedule referred to in subparagraph (f) of Paragraph 6 hereof.

     c. Capital Stock. Owner is the sole record holder and beneficial owner of one hundred percent (100%) of the ownership interests in the Company. There are no options, warrants or other agreements or commitments which are now or may in the future obligate the Company to issue or purchase  any ownership interest or other securities.

     d. Indebtedness. The Company has delivered to GMED a schedule, (The
     Indebtedness Schedule"), as attached as Exhibit "E" hereto, identified by reference to this subparagraph, listing all promissory notes payable by the
     Company, all agreements of the Company to borrow money from others, and all commitments by others to lend money to the Company. As to each note, obligation to borrow and loan commitment, such schedule accurately sets forth the interest rate, terms of payment of principal and interest, identity of security (if any) and any other material terms of such indebtedness. As of the Closing Date, the Company is not in default in any respect under, and is not otherwise, in violation or contravention of, any of the terms or provisions of any note, loan agreement, agreement to borrow money from others or any commitment by others to lend money.

     e. Financial Statements. The Company has delivered to GMED a balance sheet
     (the "Balance Sheet"), as attached as Exhibit "F" hereto, of the Company as of October 31, 2001 (the "Balance Sheet Date"). The Balance Sheet is
     complete and fairly represents the financial position of the Company on the indicated dates and the results of its present financial position of the
     Company on the indicated  dates and the results of its operations for the indicated periods. The Balance Sheet has been prepared on the tax basis of accounting consistently applied. The Company has no liabilities, whether absolute, accrued, contingent or otherwise, other than: (i) liabilities disclosed; (ii) incurred in "arms-length" transactions in the ordinary course of business since the Balance Sheet Date; or (iii) liabilities disclosed in subparagraph (k) of this Paragraph 6 or the schedule  referred to in subparagraph (f) of this paragraph 6.

     f. Contracts and Other Commitments.  The Company has delivered to GMED a complete and accurate schedule (the "Material Contract Schedule"), attached as Exhibit "G" hereto, identified  by  reference to this subparagraph, listing and briefly describing all Material Contracts.  For this purpose, the term "Material Contract" shall be defined to mean (i) all contracts and commitments out of the ordinary course of business; (ii) all contracts and commitments involving an obligation which cannot or, in reasonable probability, will not be performed or terminated within sixty (60) days from the date hereof; (iii) all bonus, incentive compensation, pension, group insurance or employee welfare plans of any nature whatsoever; (iv)
     all collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees; (v) employment contracts and other contracts, agreements or commitments to or with individual employees, agents or consultants extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereof; or (vi) all other contracts or commitments providing for payments based in any manner upon the sales, purchases or profits of the company.  There has not been any material default in any obligation to be performed by the Company under any Material Contract listed on the
     Material Contract Schedule, and the Company has not waived any material right under any such Material Contract.

     g. Intellectual Property. The Company and/or Owner own, or are licensed or otherwise have the full and exclusive rights to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses used in or necessary for the conduct of its business as heretofore conducted.  The Company and/or Owner have delivered to GMED a complete and accurate schedule (the "Intellectual Properties Schedule"), attached as Exhibit "H" hereto, identified by reference to this subparagraph, listing all domestic and foreign patents, patent applications, licenses, formulae, trademarks, trade names and copyrights owned or held by the Company and/or Owner and a summary of the terms of all agreements relating to technology, know-how or processes which the Company is licensed or authorized to use by others.  Except as set forth in the
     Intellectual Property Schedule, the Company has the sole and exclusive right to use the patents, trademarks, trade names, copyright, technology, know-how, processes, names and likenesses referred to therein, and the consummation of the contemplated transactions will not alter or impair any such rights; no claims have been asserted by any person to the use of any such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses or challenging or questioning the validity or effectiveness of any such licenses or agreements, and there is no valid basis for any such claim and the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses by the Company does not infringe on the rights of any person.

     h.  Assets. The Company has delivered to GMED a complete and accurate schedule, (the "Asset Schedule"), attached as Exhibit "I" hereto, identified by reference to this subparagraph, containing (i) a complete legal description of all real property owned, leased or otherwise used or occupied by the Company, (ii) a list of all banks and other institutions in which the Company has any account or safe deposit showing the identifying numbers and names of the persons authorized to draw thereon or have access thereto, and (iii) a list of all capitalized machinery, tools, equipment owned, leased or otherwise used by the Company.
     Except as disclosed on the schedule referred to in subparagraph (f) of this
     Paragraph 6, except as disclosed in the schedule of assets supplied pursuant to this subparagraph, and except as acquired after the date hereon on terms approved by GMED, the Company has good and marketable title to all property and assets used in its business, including all property and assets reflected in the schedule referred to in this subparagraph and in the
     Balance Sheet and all properties and assets acquired after the Balance
     Sheet Date (other than assets disposed of since the Balance Sheet Date in the ordinary course of business), subject to no liens, mortgages, pledges, encumbrances or charges of any kind. The machinery, equipment and other facilities of the Company are in satisfactory operating condition and repair for the business now conducted by the Company. At the Closing, the
     Company will deliver to GMED copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

     i. Insurance. The Company has delivered to GMED a complete and accurate schedule, (the "Insurance Schedule"), attached as Exhibit "J" hereto, identified by reference to this subparagraph, listing and briefly describing all policies of fire, liability, life, workmen's compensation and other insurance, if any, maintained by the Company. All such policies, if any, are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or financed, and no notice of cancellation or termination has been received with respect to any such policy. The schedule provided by the Company identifies all risks that have been designated as being self-insured.  No insurance carrier has refused to insure any operations or property assets of the Company, nor has any insurance carrier, which has carried, or received any application for, any such insurance limited the coverage during the last three (3) years.

     j. Employees. The Company has delivered to GMED a complete and accurate schedule, (the "Employees Schedule"), attached as Exhibit "K" hereto, identified by reference to this subparagraph, listing each salaried employee of the Company, together with each employee who is paid on an hourly basis and showing their respective rates of compensation (including bonuses, if any) and fringe benefits (including vacation time accrued to the Balance Sheet Date). The Company has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services employed by them, other than amounts that have not yet become payable in accordance with the Company's customary practices. Except as set forth in the schedule, the Company is not liable for any severance pay or other payments on account of termination of any former employee except as listed in this schedule, and is in compliance with all applicable laws respecting employment and employment practices, and terms and conditions of employment and wages and hours.

     k. Employee Benefit Plans. Except as set forth in a complete and accurate schedule and identified by reference to this subparagraph delivered to
     GMED, the Company does not have, nor are any of its employees covered by, any obligation with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in subparagraph (1), whether formal or informal
     (collectively "Plans"). The schedule contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each of those Plans, and the Balance Sheets (which hereinafter shall refer to an unaudited balance sheet of the Company) reflect in the aggregate an accrual of all amounts accrued but unpaid under such Plans as of their respective dates. The Company has performed and complied with all of its obligations under or with  respect to such  Plans and such Plans have operated in accordance with their terms. The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional
     Plans.

     l. ERISA. The Company has delivered to GMED a schedule of all Plans disclosed or required to be disclosed in subsection (k) above that are employee benefit plans and any related trust agreements (collectively,
     "Target Plans"). The schedule lists, and the Company shall provide GMED with copies of, (a) the most recent Internal Revenue Section determination letter relating to each of the Target Plans (and none of the Target Plans has been amended or modified since the date of the determination letter relating to it and each of the Target Plans has been operated in accordance with the description contained in such determination letter), (b) the most recent annual report (Form 5500 Series) and accompanying schedules of each of the Target Plans filed with the  Department of Labor pursuant to ERISA,
     (c) the most recent certified financial statements of each of the Target
     Plans as of the date thereof, and there have been no material changes in the assets or liabilities associated with such Target Plans since the date of such financial statements. The Company has delivered to GMED copies of, and the schedule lists, all actuarial reports with respect to the Target
     Plans, which reports are complete and accurate. Except as set forth in the schedule, there are no accrued unpaid contributions to any of the Target
     Plans. The Target Plans have operated in accordance with the applicable requirements of ERISA and the Code. No reportable event (as defined in section 4043(e) of ERISA), prohibited transactions (as defined in section
     406 of ERISA or section 4975 of the Code), accumulated funding deficiency
     (as  defined in section 302 of ERISA) or plan termination (as defined in
     Title IV of ERISA or section 411(d) of the Code) has occurred with respect to any of the Target Plans. Except as set forth in the schedule, no filing, application or other matters with respect to any of the Target Plans is pending with the Internal Revenue Service, Pension Benefit Guaranty corporation, United States Department of Labor or other governmental body, none of the Target Plans has been terminated, the Pension Benefit Guaranty
     Corporation has not taken any action to terminate any of the Target Plans and no trustee has been appointed by any court to administer any of the
     Target Plans.  None of the Target Plans has been amended since the date of the Balance Sheets or will be amended prior to the Closing Date.

     m. Litigation. Except as identified in a complete and accurate schedule, identified by reference to this subparagraph and delivered to GMED, the
     Company is not engaged in or threatened with any legal action or other proceeding before any court or administrative agency. The Company has not violated any laws, regulations or order applicable to its business or activities, and the conduct of the present business of the Company at the present location is in conformity with all zoning and building code requirements.

     n. Accounts Receivable. All accounts receivable of the Company, whether or not reflected in the Balance Sheets or the Interim Balance Sheet, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheets or the Interim
     Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Subject to such reserves, each of the accounts receivable has been collected in full or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

     o. Inventories. All inventory of the Company, whether or not reflected in the Balance Sheets or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or the Interim Balance Sheet. All inventories not written off have been recorded at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company.  All work in process and finished goods inventory is free from any defect or other deficiency.

     p. Purchase Commitments and Outstanding Bids. No purchase commitment of the
     Company is in excess of normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usually and customary in the industry. In the aggregate, the outstanding bids, sales proposals, contracts or unfilled orders of the Company (i) will not (based on costs at the Closing Date and reasonably foreseeable increases in such costs) require the Company to supply goods or services at cost to the
     Company in excess of the revenues to be received therefrom, and (ii) quote prices which include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business.

     q. Real Estate. The Company shall have delivered to GMED a schedule identified by reference to this subparagraph listing all contracts or commitments affecting ownership of, title to, use of, or any interest in real estate. All such leases of real property are valid, binding, and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Company, and all lessors under such leases have consented (where such consent is necessary)
     to the consummation of the contemplated transactions without requiring modification in the rights or obligations of the lessee under such leases and all such consents are listed in the schedule provided to GMED. The
     Company has delivered executed counterpart copies of all consents referred to in the preceding sentence to GMED.

     r. Chances, Dividends, Etc. Since the Balance Sheet Date there has been no material adverse change in the condition (financial or otherwise), physical assets, capitalization or business of the Company, no dividend or other distribution declared, paid or made on any of the shares of the Company's capital stock, no direct or indirect redemption, purchase or other acquisition by the Company of any shares of its capital stock, no damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company, no increase in the rate of compensation  payable or to become payable to any officer or other employee of the Company (except as disclosed in the schedule referred to in subparagraph (j) of the Paragraph 6 or approved in writing by GMED, no significant labor disturbances, and no other event or condition which materially and adversely affects the business of the Company. Since the
     Balance Sheet Date, the business of the Company has been conducted diligently and in the ordinary course; the Company has not sold  or transferred any of its property or assets except in the ordinary course of business, and no contracts have been entered into by the Company except in the ordinary course of business or with the written approval of GMED.

     s. Tax Returns and Liabilities. The Company has filed on a timely basis all tax returns that are or were required to be filed pursuant to the laws, regulations or administrative requirements of each governmental body with taxing power of it or its assets. The Company has delivered to GMED all such Tax Returns filed since the Company's inception. The Company has paid, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are set forth in a schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with the tax basis of accounting consistently applied) have been provided for in the Balance Sheets and Interim Balance Sheets.

     t. Breaches of Contracts, Etc.  Neither the execution nor the delivery of this Agreement by the Company, nor the performance of any of its obligations hereunder, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage or other agreement or instrument to which the Company is a party.  Neither the execution nor the delivery of this Agreement by the Owner, nor the performance of any of their obligations hereunder, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage, or other agreement which any of them is bound, or any law or order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court having jurisdiction over the Owner or any of their assets or rights, or results in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of such assets or rights.

     u. Title to Company Ownership Interests.  Owner represents and warrants for himself and not for the others; that this Agreement has been duly executed and delivered by the Owner and is, as to himself, a valid agreement binding upon him in accordance with its terms; that he individually has valid title to the shares of capital stock of the Company set forth opposite their name in Exhibit "A" hereto, with full right, power and authority to transfer, sell and deliver such ownership interests pursuant to this Agreement; and
     that, upon delivery of his ownership interests pursuant to this Agreement,
     GMED will receive valid and marketable title to such ownership interests, free and clear of all voting or other trust arrangements, liens, encumbrances, restrictions, and adverse claims, whether existing  or contingent.

     v. Conflict of Interests. Neither the Company nor any of its affiliates (as this term is defined in the Securities Act of 1933 [the "1933 Act"] and in
     the rules and regulations promulgated by the Securities and Exchange
     Commission ["SEC"] thereunder) has, either directly or indirectly, (i) an interest in any corporation, partnership, proprietorship, association or other person or entity which produces or sells those products and services which are produced or sold by the Company, or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the
     Company may be bound. For the purpose of this subparagraph, there shall be disregarded any interest which arises solely from the ownership of less than a five percent (5%) equity interest in a corporation which has a class of securities regularly traded on any securities exchange or in the over-the-counter market, or quoted on any inter dealer quotation system.

     w. Disclosure. No representations or warranties by the Owner or the Company in this Agreement and no statement contained in any document (including, without limitation, financial statements, the schedules), certificate, or other writing furnished or to be furnished to GMED or any of its representatives pursuant to the provisions hereof or in connection with the contemplated transactions, contains or will contain any untrue statement of material fact or omits any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. Documents delivered or to be delivered to GMED pursuant to this Agreement are or will be true and complete copies of what they purport to be. There is no fact known to the officers, directors or employees of the Company unknown to GMED on the Closing Date that may affect or does affect in a materially adverse manner GMED's ability to conduct the business of the Company substantially as conducted prior to such date.

7.  Representations and Warranties of GMED. GMED represents and warrants to and agrees with the Company as follows:

     a. Organization and Standing. GMED is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business.

     b. Capital Stock. The authorized capital stock of GMED consists of One billion (1,000,000,000) shares of Common Stock, $0.01 par value, One hundred three million eight hundred ten thousand (103,810,000) shares of
     Common Stock are presently issued and outstanding. All of said outstanding shares are validly issued, fully paid and non-assessable. There are no options, warrants or other agreements or commitments which are now or may in the future obligate the Company to issue or purchase any shares of its capital stock or other securities.

     c. Validity of Shares. The shares of Common Stock to be delivered by GMED pursuant to this Agreement will, when so delivered, be validly issued and outstanding, fully paid and non-assessable.

     d. Changes, Dividends, Etc. Prior to the Closing hereunder, GMED will not split, combine or otherwise change or reclassify its outstanding Common
     Stock or declare or distribute any cash or stock dividend upon such Common
     Stock.

     e. Authorization of Agreement. GMED's Board of Directors has duly authorized the execution, delivery and performance of this Agreement, and this Agreement will not result in any breach of or violate or constitute a default under its Articles of Incorporation or By-Laws or any indenture, mortgage or other agreement or instrument to which it is a party.

     f. No Violation of Law, Etc. Neither the execution, nor the delivery of this Agreement by GMED, nor the performance of any of its obligations hereunder will result in a breach or violation of any law, order, rule, regulation, writ, injunction or decree or any governmental instrumentality or court having jurisdiction over GMED or any of its assets or rights, or result in the creation or imposition of any lien, charge or encumbrance of any kind whatever on any of such assets or rights.

     g. Financial Statements. 'GMED" has delivered to the Company its balance sheet as of April 30, 2001, and the related statement of shareholder equity. The Balance Sheet has been initialed by officers of GMED and the
     Company for identification. The Balance Sheet is complete, has been prepared in accordance with the tax basis of accounting consistently applied and fairly represents the consolidated financial position of GMED at such date, and the results of its operations for the period therein specified.

     h. Material Changes. Since April 30, 2001, GMED has effected a 1 for 49 forward dividend of its securities, and subsequently cancelled five hundred million (500,000,000) of its issued and outstanding shares. There has been no other material change in the condition (financial or otherwise), assets, liabilities, capitalization or business of GMED, which have not been disclosed to the Company. Upon execution of this Agreement and Plan of
     Exchange, the company will have zero assets and zero liabilities.

     i. First Stage Working Capital. GMED has secured the working capital necessary for Company to accomplish the first stage of its Business Plan
     (See Exhibits C, L, & M).

8. Conditions and Obligations of Company and Owner. The obligations of Company and Owner under this Agreement are of the following conditions precedent:

     a. All representations and warranties of the Owner and the Company contained herein and in any certificate or other investment delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     b. The Owner and the Company shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them, respectively, on or before the Closing Date.

     c. The Owner of the Company shall have taken all necessary action to authorize the execution and performance of this Agreement, and the Company shall have delivered to GMED true and complete copies, certified by the
     Owner, of Resolutions, of its Owner evidencing such action.

     d. The Owner and the Company shall have delivered to GMED such certificates dated as of the Closing Date, certifying in such detail as GMED may reasonably request to the fulfillment of the conditions specified in this
     Paragraph 8. No legend or other reference to any purported encumbrance shall appear on any certificate. The delivery of an assignment of Owner's ownership interest in the Company to GMED  provided in Paragraph 2 will result in GMED's immediate acquisition of record and beneficial ownership of such ownership interest free and clear of all encumbrances (which term shall be hereinafter defined as any security interest, mortgage, lien charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership).

     f. Upon request, the Company shall have delivered to GMED an opinion of its counsel for the Owner and the Company, dated as of the Closing Date, containing customary assumptions, exceptions and limitations, to the effect that:

          i. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into and perform its obligations under this Agreement, to own and hold its properties owned and leased and to carry on the business in which it is engaged.

          ii. The execution, delivery and performance of this Agreement and the instruments executed and delivered to GMED pursuant to this Agreement by the Company, have been duly and validly authorized and approved (as required by law and the terms of this Agreement) by the Owner and this
          Agreement and such instruments have been duly executed and delivered by the Company and the Owner and constitute the valid and binding obligation of the Company and the Owner, respectively, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement or creditor's rights.

          iii. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, the Company's Articles of Formation or limited company agreement, or, to the knowledge of such counsel, any term or provision of any indenture, mortgage, deed of trust, lease, loan agreement, security agreement, or other agreement, instrument, commitment or arrangement known to such counsel, to which the Company or Owner is a party or by which the Company or its Owner is bound or to which any of the Company's properties is subject.

          iv. To such counsel's knowledge, Owner is the sole beneficial owner of record of one hundred percent (100%) of the ownership interest in the
          Company, and the Company has no other authorized or outstanding series or class of ownership interest or other securities, or outstanding options, warrants or other rights to acquire securities and/or ownership interest of the Company.

          v. Insofar as is known to such counsel, all assignments, powers and other documents necessary to effect the transfer and delivery of the ownership interest of the Company to GMED as provided for herein have been duly executed and delivered by the Owner and are adequate to transfer to GMED valid and marketable title to said shares.

          vi. Such counsel has no knowledge of any litigation, proceeding or governmental investigation or labor dispute or labor trouble, pending or threatened against the Company, except matters specifically mentioned in the schedule required by subparagraph (m) of Paragraph 6 above.

In rendering such opinion, such counsel may rely on certificates of public officials and upon certificates of officers of the Company and the Owner and upon opinions of counsel retained by the Company or the Owner in States other than California, copies of which certificates and opinion shall be furnished to
GMED.

     g. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     h. All proceedings and action taken in connection with the transactions contemplated by this Agreement and all certificates, opinions, agreements, instruments, and documents mentioned in this Paragraph 8 or incident to any such transaction shall be reasonably satisfactory in form and substance to
     GMED.

     i. Company and Owner agree to transfer 100% ownership of any and all intellectual properties, either owned or applied for, to GMED.

     j. Company and Owner understand and agree that a one (1) year consulting agreement has been finalized between GMED and Research Capital, LLC. Said consulting agreement is attached as Exhibit "M" hereto.

The conditions contained in this Paragraph 8, except for Subsection 80), are included herein for the benefit of GMED and, without constituting a waiver of any of its rights hereunder, may be waived, in whole or in part, by GMED.

9. Conditions and Obligations of GMED. The obligations of GMED under this
Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

     a. All representations and warranties of GMED contained herein and in any certificate or other instrument delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     b. GMED shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it on or before the Closing Date.

     c. GMED shall have delivered to the Owner a certificate of its Chairman dated as of the Closing Date, certifying in such detail as the Owner may reasonably request to the fulfillment of the conditions specified in this
     Paragraph 9.

     d. The Shares of GMED's Common Stock, $0.01 par value, which are to be issued to the Owner in accordance with the terms hereof shall have been listed or authorized for listing on the Exhibit "B".

     e. The Board of Directors of GMED shall have taken all necessary action to authorize the execution and performance of this Agreement, including the delivery of shares of Common Stock of GMED to the Owner in accordance with this Agreement, and GMED shall have delivered to the Owner true and complete copies certified by its Chairman, of Resolutions of its Board of
     Directors of Directors evidencing such action.

     f. GMED shall represent the following to Owner, and at Owner's request,
     GMED shall deliver the opinion of GMED's legal counsel, dated as of the
     Closing Date, containing customary representations, assumptions, exceptions and limitations, to the effect that:

          i. GMED is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with an authorized capitalization as set forth in subparagraph (b) of Paragraph 7 of this
          Agreement, with full corporate power and authority to enter into and perform its obligations under this Agreement, to own and hold its properties owned and leased and to carry on the business in which it is engaged.

          ii. The Execution, delivery and performance of this Agreement by GMED have been duly and validly authorized and approved (as required by law and by the terms of this Agreement) by GMED's Board of Directors and this Agreement has been duly executed and delivered by GMED and constitutes the valid and binding obligation of GMED in accordance with its terms, except as limited by bankruptcy, insolvency, and other laws affecting the enforcement of creditors' rights.

          iii. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of GMED or, to the knowledge of GMED, any statute, law, order, rule or regulation of any court of governmental agency or body having jurisdiction over GMED or any of its activities or properties or, to the knowledge of GMED, any term or provision of any indenture, mortgage, security agreement, or other agreement, instrument, commitment or arrangement, to which GMED is a party or by which it is bound or to which its property is subject.

          iv. The shares of GMED to be delivered to the Owner pursuant to
          Paragraph 2 hereof, have been duly authorized and upon such delivery will be validly issued, fully paid, non-assessable and listed or authorized for listing on the Exhibit "B".

          v. A capital investment as outlined in attached Exhibit C and further defined in attached Exhibit M hereto, has been secured by GMED and is available to Company upon finalization of this Agreement.

     g. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     h. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned in this Paragraph 9 or incident to any such transaction shall be satisfactory in form and substance to the Owner and their counsel.

The conditions contained in this Paragraph 9 are included herein for the benefit of the Owner and, without constituting a waiver of any of its rights hereunder, may be waived, in whole or in part, by the Owner.

10. Certain Covenants Prior to Closing.

     a. The Owner will use his best efforts, and take such other action as may be necessary, to fulfill all of the conditions contained in Paragraph 8 hereof and to authorize and consummate, and cause the Company to authorize and consummate, all of the transactions herein contemplated.

     b. GMED will use its best efforts, and take such  other action as may be necessary, to fulfill all of the conditions contained in Paragraph 9 hereof and to authorize and consummate all of the transactions herein contemplated.

     c. Between the date of this Agreement and the Closing Date, the Company and
     Owner shall (a) give GMED and its authorized representatives full access to all offices, warehouses and other facilities and properties of the Company and to the books and records of the Company (and permit GMED to make copies thereof), (b) permit GMED to make inspections thereof, and (c) cause its officers and its advisors  (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors)
     to furnish GMED with such financial and operating data and other information with respect to the business and properties of the Company, and to discuss with GMED and its authorized representatives the affairs of the
     Company, all as GMED may from time to time reasonably request.

     d. Between the date of this Agreement and the Closing Date, the Company and
     Owner shall give notice to GMED promptly upon the Company or Owner becoming aware of (a) any inaccuracy of a representation  or warranty set forth in any schedule or (b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such  representation and warranty to be inaccurate, any such notice to describe such inaccuracy, event or state of facts in reasonable detail.

     e. Between the date of this Agreement and the Closing Date, GMED, the
     Company and Owner shall discuss and coordinate with respect to any public filing or announcement concerning any of the contemplated transactions.

     f. GMED shall and Owner shall cause the Company to, (a) file with applicable regulatory authorities the applications and related documents required to be filed by them (and prosecute diligently and related proceedings) in order to consummate the contemplated transactions and (b)
     cooperate with the others as they may reasonably request in connection with the following.

11. Survival of Representations and Warranties: Indemnification.

     a. Survival. All representations, warranties and agreements contained in this Agreement shall survive the Closing for a period expiring one (1) year after the Closing Date, notwithstanding any investigation conducted with respect thereto; however, a party shall have no liability with respect to a representation and warranty, or an agreement to be performed or complied with prior to the Closing Date, to the extent that the inaccuracy of such representation and warranty or the failure to perform and comply with such agreement was not intentional and was disclosed in a schedule delivered pursuant to this Agreement.

     b. Indemnification by Company and Owner. The Company and Owner, jointly and severally, shall indemnify and hold harmless GMED, and shall reimburse GMED for any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively "Damages") arising from or in connection with, (1) any material inaccuracy in any of the representations and warranties of the Company or Owner in this Agreement, (2) any failure by the Company or Owner to perform or comply with any agreement in this
     Agreement, (3) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company or any Owner
     (or any person acting on their behalf) in connection with any of the contemplated transactions.

     c.  Indemnification by GMED.  GMED shall indemnify and hold harmless the
     Company and Owner, and shall reimburse the Company and Owner for, any
     Damages arising from or in connection with (1) any material inaccuracy in any of the representations and warranties of GMED in this Agreement or any actions or omissions (2) any failure by GMED to perform or comply with any agreement in this Agreement, or any claim by any person for brokerage or finder's fees or commissions or similar  payments based upon any agreement or understanding alleged to have been made by such person with GMED (or any person acting on its behalf) in connection with any of the contemplated transactions without having been discussed by the Company.

     d. Procedure for Indemnification. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the  indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified  party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party under such section for any fees of other counselor any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent, which shall not be reasonably withheld unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified  party and (b)
     the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent, which shall not be unreasonably withheld. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten (10) days after indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its  consent, which shall not be unreasonably withheld.

     e. After-Tax Basis. In determining the Damages suffered by any person, the amount thereof shall be reduced by any tax benefit realized by such person as a result of the incidence of such Damages. Any payment required by this
     Paragraph 11 (for indemnification or otherwise) in respect of the Damages suffered by any person shall be in an amount that after deducting any tax cost incurred by the person receiving that payment equal the amount required to be paid as determined under the applicable provisions (other than this sentence) of this Paragraph 11. The tax benefit realized by a person by reason of any payment or other matter shall be the amount by which (a) the aggregate federal and state income and franchise taxes that would have been, but for such payment or other matter, payable by such person for the fiscal year, if any, in which such payment or other matter is taken into account ("but-for tax") exceeds (b) the aggregate federal and state income and franchise taxes actually payable by such person for such fiscal year ("actual tax") and the tax cost of any payment shall be the amount by which the actual tax exceeds but-for tax.

     f. Notwithstanding anything above contained to the contrary in Paragraph
     11, (i) none of the provisions of this Paragraph 11 shall apply to any liability (whether by GMED to one or more of the Owner or by one or more the Owner to GMED) arising out of or by virtue of the Provisions of
     Paragraph 12 below or any violation of the provisions of Paragraph 12, and
     (ii) the provisions of said Paragraph 12 shall survive the Closing Date.

12. Investment Representation. Owner acknowledges his understanding that the shares of GMED's Common Stock to be delivered to the Owner pursuant to this
Agreement will not be registered pursuant to the 1933 Act and each of the Owner further represents to and agrees with GMED as follows:

     a. He is acquiring the shares of GMED's Common Stock pursuant to this agreement for his own private personal investment account and with no present intention of reselling or distributing such shares or any portion thereof to others.

     b. He fully comprehends that in connection with the issuance of shares of
     GMED's Common Stock pursuant to this Agreement, GMED is relying to a material degree on the representation by Owner that he can accomplish the
     Company's Business Plan attached hereto as Exhibit L, and with such realization he authorizes  GMED to act as it may see fit in full reliance hereon.

     c. He agrees that none of such shares will be transferred or distributed unless (i) they are covered by an effective Registration Statement prepared in accordance with the 1933 Act and are distributed in a manner complying with the 1933 Act and with the Rules and Regulations promulgated thereunder; or (ii) they may be transferred in accordance with Rule 144 of the Rules and Regulations pursuant to the 1933 Act (or such similar Rule as may be applicable to such shares at the time of transfer) so long as such transfer strictly complies with said Rule 144; or (iii) there is first delivered to GMED the written legal opinion of legal counsel in form and substance reasonably satisfactory to GMED's legal counselor a "no action letter" from SEC indicating that any of the provisions of the 1933 Act and the Rules and Regulations promulgated thereunder. In the event such legal opinion is based upon the exemption now contained in Section 4(2) of the
     1933 Act, the person acquiring shares or some portion thereof shall execute and deliver to GMED a letter agreement complying with the 1933 Act and the
     Rules and Regulations promulgated thereunder.

     d. He hereby agrees that the  certificate(s) representing such shares may bear a legend, as set forth below, setting forth the restrictions upon transfer  which are contained in the foregoing subparagraph (c) and that
     GMED may deliver to its transfer agents a "stop transfer order" directing the transfer agents not to effect any transfer of such shares without having received the permission of GMED and evidence of compliance with applicable provisions of the 1933 Act and the terms of this Agreement.

          These shares have not been registered under the U.S. Securities Act of
          1933 as amended, having been acquired for investment purposes only and not with a view to redistribute. They may not be sold or offered for in absence of an effective registration statement as to the shares under the Securities Act of 1933 as amended, or an opinion of counsel satisfactory to the corporation and an exemption from the Securities
          Act of 1933 as amended, is available and that such registration is not required, or in the alternative that such shares may be sold under
          Rule 144 as promulgated by the Securities and Exchange Commission of the United States.

     e. He hereby agrees to indemnify GMED against and hold it harmless from all losses, liabilities, costs and expenses (including reasonable attorneys'
     fees) which shall arise as a result of a sale or distribution by him of such shares or any portion thereof in violation of the 1933 Act or the terms of this Agreement.

13. Further Assurances.

     a. At the request of GMED, and without further consideration, the Company and Owner will execute and deliver such additional instruments of transfer and will take such other action as GMED reasonably may request in order to more effectively transfer to GMED full ownership and control of the
     Company.

     b. At the request of Owner, and without further consideration, GMED will execute and deliver such additional instruments and will take such other actions as Owner may reasonably request in order more effectively to carry out the transaction contemplated hereby.

14. Expenses. GMED shall bear the expenses incident to the preparation, negotiation and delivery of this Agreement and the performance of its obligations hereunder.

15. Employees of the Company. It is understood and agreed by the parties hereto that Company shall hire a qualified Chief Executive Officer, Chief Financial
Officer and Director of Media Relations to assist with the management and day-to-day affairs of the Company. It is understood and agreed that David
Moskowitz will serve as the Company's Chief Scientific Officer (CSO) and the
Company's Chief Medical Officer (CMO), and will serve as a member of the Board of Directors of GMED. It is understood and agreed that the Company shall recruit and hire a qualified PhD level scientist to work in conjunction with David
Moskowitz to accomplish the Company's scientific goals as set forth in Exhibit
"L" (The "Business Plan") attached hereto and incorporated herein by this reference. It is understood and agreed that said scientist shall replace David
Moskowitz as the Company's CSO. Upon hiring of said CSO, David Moskowitz shall remain as the Company's CMO and a member of the Board of Directors of GMED.

16. Directors.

     a. All seats on the Board of Directors of GMED will be made available to qualified appointees of the Company.

     b. It is understood and agreed by Company and Owner that subject to this
     Agreement and to Subsection b hereof, the Board of Directors of GMED shall be restricted to issue and  restricted to authorize to issue any additional shares of GMED stock during the initial twelve (12) months from the Closing
     Date without the prior written consent of Research Capital, LLC and Owner.

     c. It is understood and agreed by the parties hereto that a stock allowance
     (the "Stock Allowance") consisting of one hundred million (100,000,000)
     shares shall be made available to GMED's Board of Directors for issuance to qualified executives and/or key strategic alliances of Company. Any and all allocations from the Stock Allowance to a qualified executive and/or key strategic alliance must be  proven, prior to issuance, to be of direct benefit to GMED.

17. Other Matters.

     a. Other Agreements. Company and Owner understand and agree that any and all dilution of the Company's securities, other than the Stock Allowance, during the first twelve (12) months from the date hereof must be approved, in writing, by the appropriate officer of Research Capital, LLC.

     b. Amendment. This Agreement may be amended only by a written instrument executed on behalf of GMED, the Company and the Owner.

     c. Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United  States mail, registered or certified and postage prepaid, addressed to the Company or the Owner at 4560 Clayton Ave., St.
     Louis, MO 63110; or to GMED at 1819 Main Street, Suite 602, Sarasota,
     Florida 34236, or at such other addresses as may from time to time be designated by the respective parties in writing.

     d. Specific Performance. The parties acknowledge that the subject matter of this Agreement (i.e., the business and assets of the Company) is unique and that no adequate remedy of law would be  available for breach of this
     Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

     e. Assignment. Except as specifically permitted by the terms of this
     Agreement, neither this Agreement nor any right created hereby shall be assignable by GMED, the Company or the Owner (or their respective successors in interest) without the prior written consent of all other parties hereto and any such attempted assignment shall be void. Nothing in this Agreement, expressed or implied, is intended to convert upon any person, other than the parties hereto; any rights or remedies under or by reason of this Agreement. Notwithstanding any other provisions herein to the contrary, the right of the Owner to receive shares of GMED's Common
     Stock pursuant to Paragraph 2 hereof shall not be assignable except upon the death of such Owner by testamentary disposition or the law of intestate succession.

     f. Paragraphs and Other Headings. Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or 25 interpretation of this Agreement.

     g. Choice of Law. It is the  intention of the parties that the laws of the
     State of Florida should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     h. No Waiver. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     i. Severability.  In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     j. Public Releases. It is understood and agreed by the parties hereto that any and all information to be released to the public must be approved, in writing, by GMED's Board of Directors and by Owner or by a Director of
     Public Relations to be properly appointed by GMED's Board of Directors prior to its release.

     k. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

Genomic Medicine, LLC                          GenoMed, Inc.

/s/ David Moskowitz                             /s/ David C. Siddons
--------------------------------               --------------------------------
David Moskowitz, its CEO                       David C. Siddons, its Chairman

/s/ Jerry E. White                             /s/ Carl Smith, III
--------------------------------               --------------------------------
Witness                                        Witness

                                E X H I B I T "A"

                      List of Genomic Medicine, LLC Owners

                               Percentage Ownership Interest of
Owner Name                        Genomic Medicine. LLC -

David Moskowitz                            100%
Total Ownership Interest                   100%

EXHIBIT "B"

SECTION I.
Delivery of 50,000,000 shares of GMED common stock to Genomic Medicine,
LLC Owner during the initial twelve (12) months from the date of this Agreement will be as follows:

 Owners Name                                Number of GMED Shares

David Moskowitz-                         12,500,000 delivered at closing
                                         12,500,000 delivered on May 6,2002
                                         25,000,000 delivered on November 6,2002

Total Shares                             50,000,000-

SECTION II.
Operation of the Portfolio of Contingent Stock Issuance

One hundred million (100,000,000) shares of GMED common stock shall be available as a contingent stock issuance to be issued to the Owner according to the terms, conditions and achievements set forth in Exhibit "D" attached hereto.

The shares shall be issued to the below listed Owner in the following percentages:

Owner Name                                  Percentage
David Moskowitz                             100%

Exhibit "C"
Section I.
Funding
GMED has secured the working capital necessary for Company to accomplish the first stage of its Business Plan (See Exhibit L and Exhibit M). Said working capital shall be used by Company specifically to advance the Company's scientific and business efforts as outlined in attached Exhibit L. Working
Capital shall be paid to Company based on the following schedule. Each scheduled payment will be made on the fifteenth (15th) day of the month. Should the fifteenth (15th) day of the month fall on a weekend or legal holiday, payment will be made the following business day subsequent to the weekend or holiday.

         Month                                           Payment
         November, 2001                                  $155,000.00
         December, 2001                                  $155,000.00
         January, 2002                                   $205,000.00
         February, 2002                                  $ 55,000.00
         March, 2002                                     $ 55,000.00
         April, 2002                                     $100,000.00
         May, 2002                                       $ 25,000.00
         June, 2002                                      $ 50,000.00
         July, 2002                                      $ 50,000.00
         August, 2002                                    $ 50,000.00
         September, 2002                                 $ 50,000.00
         October, 2002                                   $ 50,000.00

Genomic Medicine, LLC has been provided twenty-five thousand dollars ($25,000)
funding prior to closing. One-fifth (1/5) or five thousand dollars ($5,000)
shall be deducted from each of the first five payments listed above to account for such funding.

Additional Funding
     An additional $5,000,000 will be raised through a post-merger Private
     Placement. Said Private Placement will be initiated by Research Capital,
     LLC within one hundred twenty (120) days from the date of this Agreement.
     Should a market for the Company's securities not develop within this timeframe, the Private Placement may be delayed until a reasonable market for a Private Placement Offering develops. Research Capital, LLC has guaranteed that it will provide $1,000,000 of the Private Placement funds directly from RC and/or its affiliated investors.

                                   Exhibit "D"

Section I.
Performance Based Contingent Stock Issuance

The Owner shall be entitled to issuance of additional stock based upon the performance and achievement of the Company. Said contingent issuance is understood and agreed to be as follows:

One hundred million (100,000,000) shares of stock will be available to be issued to the Owner for a period of five (5) years commencing on the date of the consummation of the transactions contemplated by the Agreement and Plan of
Exchange. All or a portion of the above stated shares of stock will be issued to the Owner based upon the achievement of any one of the following four (4)
performance criteria. It is understood and agreed that only one (1) performance formula will be used to determine the amount of the potential issuance, i.e., the four (4) performance criteria cannot be combined to determine the issuance.
Once the Owner has elected to receive stock under one performance criterion, such election shall be irrevocable, and shares issued hereunder may be issued only under that performance criterion.

1. Company must either achieve gross profits as follows:
One (1) share of stock shall be available to Company for every one cent (1~)
worth of gross profit produced by the Company. This method shall be referred to as the gross profit method.

                                       OR

2. Company becomes a listed and quoted company with either the NASDAQ Small Cap or the NASDAQ National Market Systems Exchange.

                                       OR

3. Company is purchased or acquired by a larger biotech firm for a minimum of one hundred million dollars ($100,000,000) in value, i.e., cash and stock.

                                       OR

4. Company may be appraised from time to time, not more than five (5) times during the contingent issuance period, by a mutually acceptable independent firm. Valuation of Company by said firm must meet or exceed the dollar levels outlined below in order for cross-referenced issuance to be effected. Contingent issuance below is the aggregate amount issued hereunder based on appraisals conducted to the date of issuance.

Company Valuation                         Earn-out Shares
$10,000,000                               10,000,000 Shares
$20,000,000                               20,000,000 Shares
$30,000,000                               30,000,000 Shares
$40,000,000                               40,000,000 Shares
$50,000,000                               50,000,000 Shares
$60,000,000                               60,000,000 Shares
$70,000,000                               70,000,000 Shares
$80,000,000                               80,000,000 Shares
$90,000,000                               90,000,000 Shares
$100,000,000                             100,000,000 Shares

Section II.
Employee Incentives

It is agreed that ten million (10,000,000) shares of stock shall be available for use by Company as bonus shares for employees. Any and all employee bonus programs must be approved, in writing, by the Board of Directors prior to being offered to any potential or existing employee.

                                                    Exhibit "E"

Indebtedness Schedule

                                                    Exhibit "F"
Balance Sheet

                                                    Exhibit "G"

Material Contracts

                                                    Exhibit "H"

Intellectual Properties
The Company and the Owner transfer any and all rights and ownerships to the following Intellectual properties:

     I. A Method to find disease-associated SNPs and genes. Filing date
     05/01/01. Application Number 60/287,376

     I. Finding disease-associated SNPs and genes: How to start. Filing date
     06/04/01. Application Number 60/295,095

     I. A Method to delay the progression of a large number of common diseases.
     Filing date 08/06/01. Application Number 60/310,064

     I. A Method to avoid dialysis in oliguric acute renal failure. Filing date
     08/08/01. Application Number 60/310,686

     I. A Method to treat pulmonary hypoplasia in the newborn. Filing date
     08/13/01. Application Number 60/311,663

The above list includes but is not limited to any and all patents owned by
Company and/or Owner on the Closing Date.

                                                    Exhibit "I"
Assets

                                                    Exhibit "J"

Insurance

                                                    Exhibit "K"
Employees

                                                    Exhibit "L"

Business Plan

                                                    Exhibit "M"

12 month Budget for GenoMed, Inc.
D. W. Moskowitz, MD; CSO & CMO                             November 9, 2001

Estonia: Chip lab                                             In thousands
Asper Biotechnology, Ltd 20.000 SNPs x 375 samples (Q2 $0.20    $1,500
SUBTOTAL                                                        $1,500

Data analysis (Scott Williams, Meharry Medical College)
Computer                                                            $5
Salary                                                             $35
Travel (Scott Williams to St Louis x 4, @$2.5K: $lK/day
honorarium + Airfare and expenses)                                 $10
SUBTOTAL                                                           $50

St. Louis: Coordination, Business Headquarters, Patent Writing
Salaries:
Secretary                                                          $40
CSO/CMO (DW Moskowitz)                                            $135
CEO (Jerry White)                                                 $125

Travel:
Presentations to Pharma & VC's (DWM; 2/mo. @ $lK)                 $24
Presentations to Pharma & VC's (CEO; 3/mo. @ $1)                  $36
Talks at meetings (DWM) 3 @$lK                                      $3
To Moscow (@$3K) & Estonia (@$2K more) every 2 mos, ie 6 x $5K    $30

Sample prep (Moscow lab):
Jouan centrifuge (uncooled)                                        $10
Qiagen maxi kits @$10                                               $6
Plasticware, reagents                                               $2
Tech: 2 hr/10 samples-->120 hr @$20/hr                              $2.4
FedEx to Asper (Estonia)                                            $0.5

Office Expenses:
Cell phone x 3 @$1.5K                                               $4.5
Rent @ $250/mo                                                      $3
Telephone @ $250/mo                                                 $3
Journals, memberships                                               $6
Malpractice                                                        $12
Postage @ $150/mo (overnight Business Plans)                        $1.8
FAX (eFAX) x 3 (@ $40/mo)                                           $1.5
Misc.  (pens, paper, clips, cartridge toner, etc) @$100/mo.         $1.2
SUB                                                                $446.9

Sample Acquisition & Preparation
Moscow: 1,200 samples @ $60 (includes salaries)                    $72
Korea: 1,200 samples @ $75                                         $90
Miami (Hispanic): 1,200 samples @ $40                              $48

12 month Budget/or GenoMed, Inc.
D. W. Moskowitz, MD; CSO & CMO                              November 9, 2001

ADA(GENNID: NIDDM samples): 200 @ $100                             $20
SUBTOTAL                                                          $230

Legal Expenses
Corporate (strategic alliances, contracts, etc.)                   $50
Patents: assume 1 bundled Final PCT for 2 provisionals filed
4/30101 and 5/31/01, wi worldwide coverage                         $50
1 bundled Provisional for 10 disease-genes for 1 disease, wi
Conversion to Final PCT wi worldwide coverage                     $250
SUBTOTAL                                                          $350

GRAND TOTAL (in $ thousands) for Proof of Concept, Phase I       $2,576.9

                         Scientific Plan (with Timeline)
Month                 Activity                               Cost (in thousands)
Nov. & Dec., 2001    1. Sign chip company (
                      airfare for visits)                          $10
                      20K SNP chip--Asper?
                      lOOK SNP chip--Mergen?

                      2. Order samples from:
                      Russia (DWCC)
                      Italy (Hippocrates)
                      Miami (Gosser)--still requires visit
                      Korea (MyDNA)
                      Terms: 50% up front, 50% at completion      $125 (total)

                      3. Order OMIM and lOOK SNPs from
                      Sequence Sciences, LLC (Ian Korf and
                      Joey Bedell)
                      OMIM (20K SNPs)                              $15
                      lOOK SNPs                                    $25

                      4. Order GENNID samples                      $20
                      Jan., 2002 Send 20K SNPs to chip co.        $250
                      Down payment to develop chip
Feb., 2002
March, 2002
April, 2002           Chip development
May-June, 2002        Run chip                                  $1,250
July-Aug., 2002       Analyze data                                $100
Sept.-Oct., 2002      1. Write and file provisional patents       $100

                      2. Accept samples                           $125

TOTAL FOR SCIENTIFIC EXPENSES (in $ thousands)                  $2,020
(all outsourced)
Consulting Agreement